                                                                   EXHIBIT 10.40



                              REAL ESTATE PURCHASE

                               AND SALE AGREEMENT

                                 by and between

                       TRANSWESTERN DIXON LANDINGS, L.L.C.

                                       and

                          CREDENCE SYSTEMS CORPORATION

                           Dated as of March 25, 2002

                                       for

                         1421 and 1355 California Circle
                              Milpitas, California

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                                TABLE OF CONTENTS

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                                                                           Page
                                                                           ----
1.  AGREEMENT FOR PURCHASE AND SALE.......................................    1

2.  PURCHASE PRICE........................................................    2

3.  EARNEST MONEY.........................................................    3

4.  CLOSING...............................................................    3

5.  ESCROW................................................................    4

6.  TITLE COMMITMENT......................................................    4

7.  SURVEY................................................................    5

8.  REPRESENTATIONS AND WARRANTIES........................................    6

9.  SELLER'S COVENANTS....................................................    9

10. APPROVAL DATE.........................................................   10

11. DELIVERY OF DOCUMENTS.................................................   12

12. FIRE OR CASUALTY......................................................   15

13. CONDEMNATION..........................................................   16

14. ADJUSTMENTS AND PRORATIONS............................................   16

15. CLOSING COSTS.........................................................   17

16. POSSESSION............................................................   17

17. DEFAULT...............................................................   18

18. NOTICES...............................................................   19

19. BROKERS...............................................................   20

20. LEASING COSTS, MANAGEMENT FEES AND EMPLOYEES..........................   20

21. "AS IS" SALE..........................................................   20

22. OFFER AND ACCEPTANCE..................................................   22

23. MISCELLANEOUS.........................................................   22

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Exhibits

A    -   Legal Description of Land
B    -   List of Equipment, Fixtures and Personal Property
C    -   Intentionally Deleted
D    -   List of Contracts
E    -   List of Licenses
F    -   Escrow Instructions
G-1  -   Grant Deed
G-2  -   Bill of Sale
G-3  -   Assignment of Contracts, Licenses, Leases and Intangibles
H    -   Disclosure of Lease Matters/Pending Commissions
I    -   Intentionally Deleted
J    -   Recertification of Representations and Warranties

                     REAL ESTATE PURCHASE AND SALE AGREEMENT

                                Summary Statement

     This Summary Statement is attached to and made a part of that certain Real Estate Purchase and Sale Agreement by and between the Seller and Purchaser referenced below.

1.   DATE OF AGREEMENT:               March 25, 2002

2.   SELLER:                          Transwestern Dixon Landings, L.L.C., a
                                      Delaware limited liability company

3.   PURCHASER:                       Credence Systems Corporation, a Delaware
                                      corporation

4.   PROPERTY DESCRIPTION:

     a)  Address:                     1421 and 1355 California Circle, Milpitas,
                                      California
     b)  Nature of Improvements:      2 office buildings
     c)  Rentable Square Footage:     approximately 180,481 square feet of
                                      rentable area

5.   PURCHASE PRICE:                  $22,560,125.00

6.   INITIAL EARNEST MONEY:           $500,000.00

7.   ADDITIONAL EARNEST               $500,000.00
     MONEY:

8.   APPROVAL DATE:                   45 days from the date this Agreement
                                      becomes effective pursuant to Section 22 below.

9.   CLOSING DATE:                    The later to occur of (a) 15 days after
                                      the Existing Tenant (defined below) has
                                      vacated the Property and (b) August 1,
                                      2002, or earlier as provided in Section 4 below.

10.  TITLE COMPANY:                   First American Title Insurance Company
                                      30 North LaSalle Street, Suite 310
                                      Chicago, IL 60606
                                      Attn: Jim McIntosh
                                      Fax: (312) 553-0480

                                  PURCHASER'S ADDRESS:
                                  Credence Systems Corporation
                                  215 Fourier Ave.
                                  Fremont, CA 94539
                                  Attn: Fred Hintz
                                  Fax: 510.623.4705

                                  with a copy to:

                                  Brobeck, Phleger & Harrison LLP
                                  One Market, Spear Street Tower
                                  San Francisco, CA 94105
                                  Attn: Doug Van Gessel
                                  Fax: 415.979.2756


11.  SELLER'S ADDRESS:            Transwestern Dixon Landings, L.L.C.
                                  c/o Transwestern Investment Company, L.L.C.
                                  150 North Wacker Drive, Suite 800
                                  Chicago, IL 60606
                                  Attn: Randal S. Bessolo
                                  Fax: (312) 499-1901

                                  with a copy to:

                                  Drane & Freyer Limited
                                  150 North Wacker Drive, Suite 800
                                  Chicago, IL  60606
                                  Fax: (312) 827-7111
                                  Attn: Nancy Nagel, Esq.

12.  BROKERS:                     Grubb & Ellis Company and Commercial Property
                                  Services

13.  GOVERNING STATE LAW:         California

                     REAL ESTATE PURCHASE AND SALE AGREEMENT

         THIS REAL ESTATE PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of the Date of Agreement set forth on the Summary Statement by and between Transwestern Dixon Landings, L.L.C., a Delaware limited liability company ("Seller"), and Credence Systems Corporation, a Delaware corporation ("Purchaser").

                                    RECITALS

         A. Seller is the owner of certain real property legally described in Exhibit A attached hereto (the "Land") and all buildings, fixtures and other improvements situated on the Land (collectively, the "Improvements"), said Land and the Improvements are described on Line 4 of the preceding Summary Statement which is attached to and incorporated into this Agreement (the "Summary Statement").

         B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Land and the Improvements, together with all of the other property and interests of Seller described in Section 1 below, subject to the terms and conditions contained herein


                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

         1.   AGREEMENT FOR PURCHASE AND SALE.

              Seller agrees to sell, and Purchaser agrees to purchase, subject to the terms and conditions contained herein, the Land and the Improvements, together with all of Seller's right, title and interest in and to:

              (a) (i) Ball rights of way, access rights, tenements, hereditaments, easements, interests, minerals and mineral rights, air, water and water rights, oil, gas and other hydrocarbon substances thereon, development rights, solar rights, utility capacity and appurtenances, if any, in any way belonging or appertaining to the Land and the Improvements and (ii) all of Seller's right, title and interest in and to all adjoining streets, alleys, roads, parking areas, curbs, curb cuts, sidewalks, landscaping, signage, sewers and public ways (collectively, the "Appurtenant Rights"); and

              (b) all equipment, fixtures, machinery, building materials, furniture, furnishings and other personal property located on, attached to or used in connection with the operation and maintenance of the Land or the Improvements that are owned by Seller including, without limitation, (i) all heating, lighting, air conditioning, ventilating, plumbing, electrical or other mechanical equipment, (ii) the electrical power generator servicing the

         Improvements located at 1421 California Circle (the "Generator"), and
         (iii) the personal property listed in Exhibit B attached hereto (collectively, the "Personal Property"); and

               (c) all leases, tenancies and rental or occupancy agreements granting possessory rights in, on or covering the Land or Improvements, together with all modifications, extensions, amendments and guarantees thereof including, but not limited to, the lease agreements dated August 24, 1992 and March 5, 1986 (jointly and as amended, the "Sun Leases") between Seller's predecessor-in-interest, as landlord, and Sun Microsystems, Inc. (the "Existing Tenant"), as tenant, together with such other leases of the Improvements as may be made prior to the Closing in accordance with the terms of this Agreement (collectively, the "Leases"); and

               (d) to the extent assignable, all contracts, agreements, guarantees, warranties (including any and all warranties for the roof of the improvements located on the Property) and indemnities, written or oral, if any, affecting the ownership, operation, management and maintenance of the Land, Improvements, Appurtenant Rights and Personal Property, including without limitation those items listed in Exhibit D attached hereto (collectively, the "Contracts"); and

               (e) to the extent assignable, all (i) plans, drawings, specifications, blueprints, surveys, engineering reports and other technical descriptions or materials relating in any way to the Land, Improvements, Appurtenant Rights, Personal Property, Leases or Contracts, and (ii) licenses, franchises, certificates of occupancy and use, permits, authorizations, consents, variances, waivers, approvals and the like from any governmental or quasi-governmental entity or instrumentality affecting the ownership, operation or maintenance of the Land or the Improvements, including without limitation the items listed in Exhibit E attached hereto (collectively, the "Licenses"); and

               (f) to the extent assignable, all plans, drawings, specifications and maintenance records prepared by or on behalf of Seller in connection with the ownership, operation and maintenance of the Property (as defined below), (collectively, the "Intangibles").

         The Land, Improvements, Appurtenant Rights, Personal Property, Leases, Contracts, Licenses and Intangibles and other property described above are collectively referred to herein as the "Property."

         2.    PURCHASE PRICE.

               The purchase price for the Property (the "Purchase Price") shall be the amount set forth in Line 5 of the Summary Statement. The Purchase Price, plus or minus prorations and adjustments provided for herein, shall be paid in cash or cash equivalent to Seller on or before 2:00 p.m. (San Francisco time) on the Closing Date (as hereinafter defined).

            3.    EARNEST MONEY.

                  Within two (2) business days after the date that this Agreement becomes effective pursuant to Section 22 below, Purchaser shall deposit into the Escrow (as hereinafter defined) cash or certified funds in the amount set forth in Line 6 of the Summary Statement as an earnest money deposit (the "Initial Earnest Money"). On the Approval Date (as defined below), Purchaser shall deposit additional cash or certified funds in the amount set forth in Line Error! Reference source not found. of the Summary Statement to be added to the Initial Earnest Money (collectively, the "Earnest Money"). The Earnest Money while held by Escrow Agent prior to the Approval Date shall be invested in accordance with Purchaser's direction and all interest earned on the Earnest Money shall remain the property of and be paid to Purchaser. Wherever this Agreement provides for the payment of the Earnest Money to either Purchaser or Seller, any interest held by Escrow Agent that was earned on the Earnest Money shall be paid to Purchaser. Upon the closing of the transaction contemplated by this Agreement, the Earnest Money (to the extent is has not yet been disbursed to Seller in accordance with the terms of this Agreement) shall be paid to Seller and Purchaser shall receive a credit against the Purchase Price in the amount thereof. If the transaction does not so close, the Earnest Money shall be disbursed in accordance with the terms of this Agreement.

                  Provided that Purchaser does not terminate this Agreement nor this Agreement is deemed terminated pursuant to Section 10(a) below, then within one (1) business day after the Approval Date, the Earnest Money shall be paid to Seller, the interest theretofore earned on the Earnest Money shall be disbursed to Purchaser, and Purchaser shall receive a credit at Closing against the Purchase Price in the amount of the Earnest Money. In the event this Agreement is terminated either by its terms or by Purchaser or Seller and the Ernest Money is required by this Agreement to be paid or returned to Purchaser, Seller shall be obligated to return to Purchaser an amount equal to the Earnest Money theretofore disbursed to Seller within two (2) business days after Seller's receipt of such termination notice. Purchaser shall have the right to bring action against Seller for an amount equal to the Earnest Money if Seller fails to return same in accordance with the terms of this Agreement. The prevailing party in such action shall be entitled to recover from the other the reasonable attorneys' fees and litigation costs incurred by it in connection with such matter. Any references in this Agreement to the return of Earnest Money to Purchaser shall be deemed to include Seller's return of the Earnest Money in accordance with the terms of this Section 3 if the Earnest Money has already been disbursed to Seller. The terms of this Section 3 are not intended to contradict the terms and conditions contained in Section 17 below.

            4.    CLOSING.

                  Subject to terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") shall take place on the date set forth on Line 9 of the Summary Statement (the "Closing Date") at the offices of the Title Company, or as the parties shall otherwise agree. On the Closing Date, Seller shall transfer and convey title to the Property to Purchaser free and clear of all liens and encumbrances, other than real and personal property taxes not yet due and payable and such title exceptions as may be permitted pursuant to

Section 6 below and in accordance with the Escrow. Notwithstanding the foregoing, Purchaser shall have the right, upon written notice to Seller, to accelerate the Closing Date to a date specified in such notice which is at least five (5) business days after the date Seller receives such notice.

     5.   ESCROW.

          This transaction shall be closed through an escrow established with Title Company in accordance with the deed and money escrow instructions in the form attached hereto as Exhibit F (the "Escrow"). Upon the creation of the Escrow, anything herein to the contrary notwithstanding, the transfer and conveyance of the Property, the payment of funds and the delivery of the Conveyance Documents (as defined below) and other documents required to close the transaction contemplated by this Agreement shall be made through the Escrow. All escrow costs shall be divided equally between Purchaser and Seller.

     6.   TITLE COMMITMENT.

          The parties acknowledge that Seller has provided Purchaser with a current ALTA Form B title commitment (or such other comparable form as may be reasonably acceptable to Purchaser and customary in the state where the Property is located) (the "Title Commitment") for an owner's title insurance policy issued by the title company identified in Line 10 of the Summary Statement (the "Title Company"), covering title to the Land, Improvements and Appurtenant Rights, together with legible copies of each of the documents underlying the title exceptions listed therein.

          On or before the date that is ten (10) business days after Purchaser's receipt of the Title Commitment and the Survey (defined below) (the "Objection Date"), Purchaser will notify Seller in writing (the "Exception Notice") as to those title exceptions listed in the Title Commitment which it will accept (the "Permitted Exceptions"). If Purchaser fails to provide Seller the Exception Notice on or before the Objection Date, the title exceptions listed in the Title Commitment shall be deemed to be Permitted Exceptions and Purchaser shall be deemed to have waived its right to object to such exceptions. Seller shall have the right, but not the obligation, until the sooner of (x) the Closing Date, or
(y) the date which is ten (10) days after the date Seller receives the Exception Notice (the soonest of which is hereinafter referred to as the "Title Clearance Date") to have all title exceptions other than Permitted Exceptions (collectively, the "Unpermitted Exceptions") removed from the Title Commitment or to have Title Company commit to insure, at Seller's expense, against any and all loss or damage that may be occasioned by any such Unpermitted Exceptions. If Seller fails on or before the Title Clearance Date to reasonably demonstrate to Purchaser that the Unpermitted Exceptions have been removed, or in the alternative, that Seller has obtained a commitment for title indemnification or title insurance over such Unpermitted Exceptions (provided such indemnification or insurance shall be acceptable to Purchaser in its sole discretion), then, in either such case, Purchaser shall, as its sole remedy, have the option (the "Title Election") to either (i) terminate this Agreement, whereupon the parties hereto shall have no further

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obligations hereunder (except for obligations which are expressly intended to survive the termination of this Agreement), and receive a return of the Earnest Money, or 7. proceed with Closing, in which event the Purchase Price shall be reduced by an amount equal to the aggregate amount of all tax, judgment and mechanics' liens of a definite and ascertainable amount that constitute Unpermitted Exceptions and Purchaser shall be deemed to have waived any objection to any other Unpermitted Exceptions. If Purchaser fails to notify Seller of its Title Election within five (5) days after the Title Clearance Date, Purchaser shall be deemed to have elected to proceed with the Closing, as set forth in subclause (ii) above.

               In the event the Title Company issues any modification or supplement to the Title Commitment between the Objection Date and the Closing Date that is not the result of activities of Purchaser or any of Purchaser's agents, representatives, consultants or contractors and if, in Purchaser's reasonable judgment, any such changes materially and adversely affect the Property or Purchaser's projected use thereof, Purchaser shall have five (5) business days after receipt of the modification or supplement to the Title Commitment in which to object thereto by written notice to Seller, and such objections shall be deemed to be Unpermitted Exceptions. Seller shall have five
(5) business days after receipt of Purchaser's objection notice (and, if necessary, the Closing Date shall be extended by the number of days necessary to give Seller this full five (5) business day period) in which to notify Purchaser of its election to cure or not to cure Purchaser's objections in accordance with the third grammatical sentence of the immediately preceding paragraph and the terms and procedures set forth in such paragraph shall again be used to determine the parties rights and obligations vis-a-vis such new Unpermitted Exception(s).

          7.   SURVEY.

               Promptly after the date this Agreement becomes effective pursuant to Section 22 below, Seller shall obtain, at Seller's expense, a survey of the Land and Improvements (the "Survey"), dated on or after the date of this Agreement and prepared by a land surveyor licensed by the state in which the Land is located. The Survey shall be certified to Seller, Purchaser, the Purchaser's lender (if any), and Title Company as having been prepared in accordance with the 1997 minimum standard detail requirements for an Urban Land Title Survey jointly adopted by the American Land Title Association and the American Congress of Surveying and Mapping.

               On or before the Objection Date, Purchaser will notify Seller in writing as to those encroachments, gaps, gores and other matters depicted on the Survey which Purchaser shall not accept (the "Survey Defects"). If Purchaser fails to provide Seller with written notice of any Survey Defects on or before the Objection Date, Purchaser shall be deemed to have waived its right to object to matters of survey (and to any related title exceptions raised on the Title Commitment in connection with survey matters). Seller shall have the right, but not the obligation, until the sooner of (x) the Closing Date, or (y) the date which is ten (10) days after the date Seller receives notice of the Survey Defects (the soonest of which is hereinafter referred to as the "Survey Clearance Date") to have the Survey Defects removed from the Survey or to have the Title Company commit to insure, at Seller's expense and subject to Purchaser's approval in its sole discretion, against any and all loss or damage that may be occasioned by any such Survey Defect. If Seller fails on or before the Survey Clearance Date to reasonably demonstrate to Purchaser that the Survey Defects have been removed, or, in the alternative, that Seller has obtained a commitment for title indemnification or title insurance over such Survey Defect, then, in either case, Purchaser shall, as its sole remedy, have the option (the "Survey Election") to either (i) terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further obligations hereunder (except for obligations which are expressly intended to survive the termination of this Agreement), or (ii) proceed with Closing, in which case Purchaser shall be deemed to have waived any objection to such Survey Defects. If Purchaser fails to notify Seller of its Survey Election within ten
(10) days after the Survey Clearance Date, Purchaser shall be deemed to have elected to proceed with the Closing as set forth in subclause (ii) above.

         8.    REPRESENTATIONS AND WARRANTIES.

               (a) As used in this Section 8, references to "Seller's actual knowledge" shall mean the actual knowledge of Randal S. Bessolo, a managing director of Transwestern Investment Company, L.L.C., and of Jim Gilchrist, the property manager, after an investigation of Seller's files and records relating to the Property in its possession but without investigation or inquiry of any other person or entity. Seller represents that Messieurs Bessolo and Gilchrist have significant knowledge of the condition of the Property. Seller represents and warrants to Purchaser, as of the date hereof and again on the Closing Date, as follows:

                     (i) As of the Closing Date, there shall be no Leases or Contracts granting any person or entity the right to possession or occupancy of the Land and/or Improvements; there shall be no persons in possession or occupancy of the Property, or any part thereof; nor shall there be, except to the extent such possessory right is granted through a Permitted Exception, any persons who have possessory rights with respect to the Property or any part thereof;

                     (ii) As of the date of this Agreement, neither Seller nor, to Seller's actual knowledge, the Existing Tenant, is in default under the terms of the Sun Leases beyond expiration of notice and cure periods. As of the Closing Date, the Existing Tenant shall not be in default under the terms of the Sun Leases to the extent such default could affect title to or possession of any of the Property;

                     (iii) During its period of ownership, Seller has received no written notice from any governmental authority of any violation of applicable laws, ordinances or regulations related to the Property or the occupancy thereof which have not been heretofore corrected, nor any written notice of increases in insurance premiums;

                     (iv) Neither the execution or delivery of this Agreement, the consummation of the transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions hereof conflict with or result in a material breach of any of the terms, conditions or provisions of any agreement or instrument to which the Seller is a party or by which Seller is bound;

                     (v) There are no leasing commissions now or hereafter due with respect to any of the Leases for any current terms or exercised renewals, extensions or expansions. Seller has entered into no brokerage or leasing commission agreements with respect to the Property, where a commission or fee has been earned but not fully paid;

                     (vi) There are no contracts or agreements affecting the operation of the Land or the Improvements (including without limitation management, maintenance, service, supply, purchase, consulting, advertising, promotion, public relations and construction contracts, agreements, commitments, guarantees and warranties) which will survive Closing and be binding upon Purchaser except as disclosed in Exhibit D attached hereto and, to Seller's actual knowledge, no party is in default under any such contracts. All Contracts, except those consented to in writing by the Purchaser, shall be terminated as of the Closing Date;

                     (vii) To Seller's actual knowledge, there are no claims, causes of action, lawsuits or legal proceedings pending or threatened regarding the ownership, use or possession of the Property, including without limitation condemnation or similar proceedings except for the Pending Condemnation described below;

                     (viii) Seller is duly organized, validly existing and in
               good standing under the laws of the State of Delaware, and is qualified to do business under the laws of the jurisdiction where the Land is located. Seller has all necessary power and authority to enter into this Agreement and to consummate all of the transactions contemplated herein. The individuals executing this Agreement on behalf of Seller (or on behalf of members of Seller) are duly authorized to execute, deliver and perform this Agreement on behalf of Seller (or on behalf of members of Seller) and to bind Seller. This Agreement and all documents to be executed by Seller and delivered to Purchaser hereunder (A) are and will be the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, (B) do not or will not contravene any provision of Seller's organizational documents or any existing laws and regulations applicable to Seller or the Property and (C) will not conflict with or result in a violation of any agreement, instrument, order, writ, judgment or decree to which Seller is a party or is subject or which governs the Property;

                     (ix) Except as to matters disclosed in the environmental reports or other materials delivered by Seller to Purchaser: (A) Seller has not caused the generation, presence, use, release, transportation, storage, treatment or disposal at or from the Property of any Hazardous Substances (as defined in Section 21) in violation of any applicable environmental laws; (B) Seller has no actual knowledge of the generation, presence, use, release, transportation, storage, treatment or disposal at or from the Property of any Hazardous Substances in violation of any applicable environmental laws, (C) Seller has not received any written notice of any generation, transportation, storage, treatment or disposal at or from the Property of any Hazardous Substances in violation of any applicable environmental laws; and
               (D) no enforcement action or litigation has been brought or, to Seller's actual knowledge, threatened against Seller or the Property nor any settlements reached by Seller or, to Seller's actual knowledge, any prior owner of or other party having any interest in the Property, alleging the use of any Hazardous Substances on, from or under the Property in violation of any applicable environmental laws;

                     (x) As of the Closing Date, there shall be no Lease (including but not limited to the Sun Leases) in effect;

                     (xi) To Seller's actual knowledge, all approvals, easements and rights of way which are reasonably required by any and all governmental authorities having jurisdiction over the Property for the normal use, occupancy and operation of the Property have been obtained and all such approvals are in full force and effect; and

                     (xii) To Seller's actual knowledge, the Land and
               Improvements are connected to and serviced by adequate water, sewage disposal, gas, electricity and telephone facilities to meet the requirements of normal usage thereof.

         There is currently pending a condemnation proceeding ("Pending Condemnation") of a small strip of land containing approximately 3,444 square feet of the Property ("Condemnation Parcel") in connection with a widening of Highway 880. Notwithstanding anything contained in this Agreement to the contrary, Seller shall be responsible for taking care of all matters associated with the Pending Condemnation including arranging for the deeding of the Condemnation Parcel to the condemning authority (or as it shall otherwise direct) and shall bear any and all costs associated therewith. Furthermore, Seller shall have the right to retain any and all payments from the condemning authority associated with the Condemnation Parcel whether or not they are paid prior to or after the Closing. Seller shall exercise due diligence to have all documentation completed and filed prior to or simultaneously with the Closing; provided, however, should Seller be unable to have all such documentation completed by such date, Purchaser covenants to cooperate with Seller and the condemning authority to effectuate same after the Closing including, but not limited to, execution of a deed, transfer declaration, etc.

               (b) Purchaser represents and warrants to Seller, now and again on the Closing Date, that: (i) Purchaser has all necessary power and authority to enter into this Agreement and to consummate all the transactions contemplated herein, (ii) the individuals executing this Agreement on behalf of Purchaser are duly authorized to execute, deliver and perform this Agreement on behalf of Purchaser and to bind Purchaser and (iii) this Agreement and all documents to be executed by Purchaser and delivered to Seller hereunder (A) are and will be the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, (B) do not or will not contravene any provision of Purchaser's organizational documents or any existing laws and regulations applicable to Purchaser and (C) will not conflict with or result in a violation of any agreement, instrument, order, writ, judgment or decree to which Purchaser is a party or is subject.

               (c) All of the representations and warranties of Seller and Purchaser contained in this Section 8 are material, none shall merge into the deed herein provided for and all shall survive the Closing Date or termination of this Agreement for a period of twelve (12) months (the "Survival Period"). All rights of Purchaser hereunder with respect to any surviving representation, warranty or covenant shall be deemed waived if Purchaser does not, by written notice to Seller, advise Seller of any alleged breach of representation, warranty or covenant prior to the expiration of the Survival Period. Subject to the limitation set forth in the immediately preceding sentence, all remedies shall be those set forth in Section 17 below, and notwithstanding anything herein to the contrary, Seller's liability under any representation, warranty or covenant made hereunder or in any of the Closing Documents shall in no event exceed Seller's Maximum Liability (as hereinafter defined).

         9.    SELLER'S COVENANTS.

               From and after the date of this Agreement through the Closing Date, Seller and Seller's agents shall at Seller's expense:

               (a) maintain the Property in the condition in which it existed as of the date of this Agreement, normal wear and tear excepted, free from mechanics' liens and operate the Property in a manner consistent with current practice and perform its obligations under the Leases, Contracts and Licenses;

               (b) keep in existence all fire and extended coverage insurance policies, and all public liability insurance policies, that are in existence as of the date of this Agreement with respect to the Property;

               (c) not enter into or extend any Contract or License to a period beyond the Closing Date, nor apply any security or other deposits held under any License whose term shall extend beyond the Closing Date to delinquent payments, without Purchaser's prior written consent, which will not be unreasonably withheld. Notwithstanding the preceding sentence, (i) without the Purchaser's consent, the Seller shall have the right to enter into new contracts, licenses and leases, amend and extend leases, contracts and licenses, enforce and terminate leases, contracts and licenses, and apply security or other deposits provided the ramifications of such actions shall neither extend beyond the Closing Date nor be binding upon Purchaser;

               (d) upon at least twenty-four (24) hours' notice to Seller, permit Purchaser, its engineer, architect or other agents, during normal business hours (or such other times as are reasonable), to enter onto the Land for the purpose of making inspections thereof;

               (e) grant Purchaser access to any records, books and agreements concerning the Property within Seller's possession or control (with the exception of any such documents that Seller deems confidential or proprietary), and maintain such records, books and accounts in Seller's ordinary manner consistent with past practice;

               (f) promptly advise Purchaser in writing of any changes in circumstances which would render the representations and warranties made by Seller herein false or misleading;

               (g) upon written notice from Purchaser or before the Approval Date, give appropriate notices of termination of Contracts designated by
         Purchaser; provided, however, that if the notice period required to terminate such contracts will not have run prior to Closing, Seller shall be obligated to bear the cost of any remaining obligations under such Contracts accruing after the Closing Date;

               (h) not enter into any financing agreement which would encumber the Property beyond the Closing Date nor perform any new construction work on the Property which (a) will not be fully paid for by the Closing Date or (b) is not reasonably necessary to comply with the terms of this Agreement or any agreement by which Seller or the Property is bound except to the extent same is reasonably necessary for health or safety reasons. Notwithstanding anything contained in this Agreement to the contrary, Seller shall have the right to enter into the Temporary Construction Easement with the City of Milpitas, a copy of which has been previously delivered to Seller;

               (i) after the Approval Date, not accept any offers from other potential purchasers of the Property or market the Property to potential purchasers of the Property;

               (j) not extend the term of the Sun Leases without Purchaser's prior written consent;

               (k) exercise commercially reasonable efforts to ensure that no contracts, licenses or other agreements entered into by or on behalf of the Existing Tenant which affect the Property extend beyond the Closing Date;

               (l) from and after June 30, 2002, use commercially reasonable efforts to enforce the terms of the Sun Leases, including the obligation of the Existing Tenant to surrender the Property in accordance with the terms of the Sun Leases; and

               (m) provide Purchaser with any other relevant information with respect to the Property upon Purchaser's reasonable request.

         10.   APPROVAL DATE.

               (a) Purchaser shall have from the date this Agreement becomes effective pursuant to Section 22 below through the Approval Date identified in Line 8 of the Summary Statement (the "Approval Date") to inspect the Property and complete such tests, inspections and investigations as Purchaser may determine in its sole discretion. The period between the date this Agreement becomes effective and the Approval Date is called the "Inspection Period." Without limiting the generality of the first sentence of this Section 10(a), during the Inspection Period: (A) Seller shall permit Purchaser to examine, at all reasonable times, all books and records (including without limitation financial and operating statements) in Seller's possession or control relating to the Property, (B) Purchaser shall have the right, at all reasonable times, to (I) inspect the Land,

         Improvements, Appurtenant Rights and Personal Property, (II) review the Leases, the Contracts, the Licenses and the Intangibles, (III) discuss the Property with, and obtain additional information from, tenants and any property manager and (IV) conduct geophysical feasibility tests of the Property and environmental audit or audits of the Property (with copies of the reports relating to such audits delivered to Seller when completed), including sampling, and (C) Purchaser shall be given complete access to the Property for the purpose of making such tests, inspections and investigations. All of the foregoing tests, investigations and studies to be conducted under this Section 10(a) by Purchaser shall be subject to the following:

                         (i) Such tests, inspections and investigations shall take place during normal business hours upon reasonable notice to Seller or its designated agents and Seller's consent shall be required prior to the performance of any drilling, boring or other invasive testing or procedures;

                         (ii) In the event the Closing does not occur, Purchaser shall promptly return to Seller any documents obtained from Seller or Seller's agents;

                         (iii) Purchaser shall not suffer or permit any lien,
                  claim or charge of any kind whatsoever to attach to the Property or any part thereof; and

                         (iv) such tests, investigations and studies shall be at Purchaser's sole cost and expense and shall not unreasonably interfere with the operation of the Property. In the event of any damage to the Property caused by Purchaser, its agents, engineers, employees, contractors or surveyors (including, without limitation, pavement, landscaping and surface damage), Purchaser shall pay the cost incurred by Seller to restore the Property to the condition existing prior to the performance of such tests, investigations or studies.

                  Purchaser shall defend, indemnify and hold Seller harmless from any and all liability, cost and expense (including without limitation, reasonable attorneys' fees, court costs and costs of appeal) suffered or incurred by Seller for injury to persons or property caused by Purchaser's investigations, tests, studies and inspections of the Property. Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder. If, in the sole discretion and at the sole election of Purchaser, any of said tests, inspections or investigations are unsatisfactory to Purchaser, in any manner or for any reason in Purchaser's sole discretion, including without limitation for reasons relating to restrictions on use of the Property, matters relating to zoning, government approvals, title, survey, appraised value or other matters impacting the condition or value of the Property, Purchaser may terminate this Agreement. If Purchaser notifies Seller, in writing, on or before 5:00 p.m. (San Francisco time) on the Approval Date of Purchaser's election to proceed under this Agreement, then this Agreement shall remain in full force and effect and Purchaser shall deposit the Additional Earnest Money as required by Section 3 hereof. If Purchaser fails to notify Seller, in writing, on or before 5:00 p.m. (San Francisco time) on the Approval Date of Purchaser's election to proceed or if Purchaser notifies Seller in writing of Purchaser's election to terminate this Agreement on or before the Approval Date, this Agreement shall terminate, the Earnest Money and all interest earned thereon shall be delivered to Purchaser and the parties hereto shall have no further obligations hereunder (except for obligations which are expressly intended to survive termination of this Agreement).

               (b) The obligation of Purchaser to close the transaction contemplated by this Agreement is further subject to the condition that: (i) all of the representations and warranties of Seller contained in this Agreement are true and correct, in all material respects, at the date hereof and as of the Closing Date, and (ii) all of the obligations and duties of Seller to be performed hereunder on or before the Closing Date have been substantially completed in a timely manner. Purchaser shall give written notice to Seller within five (5) days after Purchaser's receipt of any written notice disclosing that any Seller representation and warranty is no longer true and correct; provided, however, that Purchaser's failure to give such written notice shall in no instance constitute a default by Purchaser under this Agreement but shall instead only serve to bar Purchaser from raising such matter as a failure of a condition precedent to Purchaser's obligation to close the transaction and Purchaser's election to proceed with the Closing shall result in Purchaser's waiver of any remedy resulting from the incorrectness in such representation of warranty.

               (c) All information, data and documents relating to the Property (including, without limitation, those furnished pursuant to the terms and provisions of Section 9(h)), obtained by Purchaser from Seller or any other party or discovered by Purchaser during the term of this Agreement shall be maintained by Purchaser in strict confidence and may not be revealed to any other party except that Purchaser may make such disclosures as may be required by applicable laws and to its employees, managers, members, officers, lenders, attorneys, contractors accountants, appraisers, insurance advisors, consultants and similar third party professionals provided such party agrees to maintain such information in strict confidence and not reveal any such information to any other party.

         11.   DELIVERY OF DOCUMENTS.

               (a) During the Inspection Period, Seller shall provide Purchaser with access to, or otherwise make available to Purchaser the following, to the extent in the possession or control of Seller:

                    (i) real estate and personal property tax bills, notices of assessed valuation and utility bills relating to the Property for 2000 and 2001, to the extent issued;

                    (ii) all surveys, certificates of occupancy, certificates or other evidence of compliance (or notices of violation) with applicable laws, engineering data, floor plans, "as built" or working drawings, site plans, specifications and title policies relating to the Property;

                    (iii) the Leases together with the most current rent roll
               for the Property;

                         (iv)   the Contracts and Licenses;

                         (v) current operating statements, general ledgers, and trial balances maintained or prepared for the Property;

                         (vi) all material audits, reports, test results, notifications and correspondence relating to the environmental condition or operation of the Property;

                         (vii) all material data, correspondence, documents, agreements with, notices to or from, or applications to, any taxing authorities, governmental agencies, utilities, vendors, tenants and mortgagees with respect to the Property that are in Seller's possession or control, all other documents material to the condition, maintenance or operation of the Property; and

                         (viii) all other documents relating to the Property
                  as Purchaser shall reasonably request in writing within fifteen (15) days after the date this Agreement has been fully executed by the parties.

         In the event Seller is unable to locate or obtain copies of "as built" architectural and engineering plans and specifications for the improvements currently existing on the Property prior to Closing, Seller shall provide Purchaser with a credit at Closing in an amount not to exceed the sum of $30,000 to cover the cost of obtaining same. The parties acknowledge and agree that they shall cooperate in obtaining bids for such drawings and shall agree upon the actual amount of the credit (not to exceed $30,000 in any event) prior to the Approval Date.

                  (b) On the Closing Date, Seller shall deliver the following documents (the "Closing Documents") to Purchaser, all duly executed, where appropriate, each of which shall be a condition precedent to Purchaser's obligation to close the transaction contemplated by this Agreement (and one or more of which may be waived in writing by the Purchaser, in its sole discretion, on or prior to the Closing Date):

                         (i) a recordable grant deed, in the form of Exhibit attached hereto, subject only to the Permitted Exceptions, executed by Seller, that conveys fee simple title to the Land, Improvements and Appurtenant Rights to Purchaser;

                         (ii) a bill of sale, in the form of Exhibit G-2 attached hereto, executed by Seller, that transfers the Personal Property to Purchaser;

                         (iii) an assignment and assumption, in the form of Exhibit G-3 attached hereto, executed by Seller, that transfers all of Seller's right, title and interest in and to the Contracts, the Licenses, and the Intangibles to Purchaser (the "Assignment and Assumption").

                         (iv) to the extent required by the Title Company, an ALTA statement of affidavit in customary form, executed by Seller;

                         (v) Seller's counterpart of a closing and proration statement, executed by Seller;

                         (vi)   a certification of nonforeign status satisfying
                  Section 1445 of the Internal Revenue Code of 1986, as amended, together with a State of California Form 597-W, executed by Seller;

                         (vii) executed counterparts of real estate transfer declarations, disclosures or forms executed on behalf of Seller;

                         (viii) evidence of Seller's existence and authority to
                  perform its obligations under this Agreement, in form and substance reasonably satisfactory to Purchaser and Title Company;

                         (ix) the Title Commitment, hand-marked, initialed and dated as of the Closing Date (or a pro forma title policy), subject only to the Permitted Exceptions (the "Title Policy");

                         (x) all keys and access cards to, and combinations to locks and other security devices located at, the Property, if applicable;

                         (xi) all of the original Contracts and Licenses in possession of Seller, and originals of all other materials delivered pursuant to Section 11(a) above, where available, together with evidence of termination of Contracts designated by Purchaser, if applicable;

                         (xii) all letters of credit and other non-cash security deposits for which Purchaser is not receiving a credit under Section 14 below, together with appropriate completed and executed documents of assignment and amendment running in favor of Purchaser;

                         (xiii) a certificate  in the form of Exhibit J
                  executed by Seller recertifying the representations and warranties set forth in Section 8(a) above as of the Closing Date; and

                         (xiv) such other documents, instruments, consents or agreements as may be reasonably requested by the Title Company or the escrow agent, in order to issue the Title Policy, in the form required by this Agreement, and to otherwise consummate the Closing.

                 (c) On the Closing Date, Purchaser shall deliver the following to Seller, in form and substance reasonably acceptable to Seller, all duly executed where appropriate, each of which shall be a condition precedent to Seller's obligation to close the transaction contemplated by this Agreement:

                         (i) executed counterparts of the real estate transfer declarations described above;

                         (ii) counterparts of the Assignment and Assumption, executed by Purchaser;

                         (iii) counterparts of the closing and proration statement, executed by Purchaser;

                         (iv) a certified copy of the resolutions or consent of Purchaser authorizing the transaction contemplated by this Agreement or other satisfactory evidence of authorization;

                         (v) to the extent required by the Title Company, an ALTA statement or title affidavit in customary form executed by Purchaser;

                         (vi) the Purchase Price, plus or minus prorations and adjustments; and

                         (vii) such other documents, instruments or agreements as may be reasonably requested by (A) Seller, in order to consummate this Agreement or (B) Title Company or the escrow agent, in order to issue the Title Policy free of any exceptions raised due to the actions of Purchaser, and to otherwise consummate the Closing.

            12.   FIRE OR CASUALTY.

                  In the event of damage to the Property by fire or other casualty prior to the Closing Date, Seller shall promptly notify Purchaser of such fire or other casualty. If the fire or other casualty causes damage which would cost in excess of $500,000 to repair (as determined by Seller in good faith), then Purchaser may elect, by written notice to be delivered to Seller on or before the twentieth (20th) day after Purchaser's receipt of such notice (and the Closing Date shall be extended, if necessary, to accommodate such twenty
(20) day period), to either: (a) close the transaction contemplated by this Agreement and receive all insurance claims and proceeds payable to Seller as a result of such fire or other casualty, with the same being paid or assigned to Purchaser at Closing (and Seller shall pay the insurance deductible or give Purchaser a credit therefor) or (b) terminate this Agreement, and receive a return of the Earnest Money in which case the parties hereto shall have no further obligations hereunder (except for obligations which are expressly intended to survive the termination of this Agreement). If the damage to the Property by fire or other casualty prior to the Closing Date would cost less than or equal to $500,000 to repair (as determined by Seller in good faith), Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, and Seller shall have the right to elect to either repair and restore the Property if such repair or restoration may be completed prior to the Closing Date or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty (and Seller shall pay the insurance deductible or give Purchaser a credit therefor). The provisions of this Section 12 shall survive the termination of this Agreement.

           13.    CONDEMNATION.

                  If, prior to the Closing Date, all or any part of the Property is taken by condemnation or a conveyance in lieu thereof, or if notice of a condemnation proceeding with respect to the Property is received by Seller (a copy of which notice shall be immediately delivered by Seller to Purchaser), Seller shall promptly notify Purchaser of such condemnation or a conveyance in lieu thereof. If the taking or threatened taking involves a material portion of the Property (hereinafter defined), Purchaser may elect, by written notice to be delivered to Seller on or before the twentieth (20th) day after Purchaser's receipt of such notice (and the Closing Date shall be extended, if necessary, to accommodate such twenty (20) day period), to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and the parties hereto shall have no further obligations hereunder (except for obligations which are expressly intended to survive the termination of this Agreement). If Purchaser elects to close this transaction notwithstanding such taking or condemnation, Purchaser shall be entitled to any award given to Seller as a result of such condemnation proceedings, with the same being paid or assigned to Purchaser at Closing. As used herein, a "material portion of the Property" means any part of the Property reasonably required for the operation of the Property in the manner operated on the date hereof. If any taking or threatened taking does not involve a material portion of the Property, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser any award given to Seller as a result of such condemnation proceedings. The parties acknowledge and agree that the Pending Condemnation and the Condemnation Parcel shall be deemed not to involve a material portion of the Property. The provisions of this
Section 13 shall survive the termination of this Agreement.

           14.    ADJUSTMENTS AND PRORATIONS.

                  Adjustments and prorations with respect to the Property shall be computed and determined between the parties as of 12:01 a.m. on the Closing Date as follows:

                  (a) General real estate taxes, special assessments and personal property taxes shall be prorated as of the Closing Date based on the then current taxes (if known, based on final tax bills for such period -- and if not known, based on the most recent ascertainable taxes) and the special assessments due and owing prior to Closing, and Seller or Purchaser shall receive a credit at Closing, as appropriate. If final taxes or special assessments are not known as of the Closing, the parties agree to reprorate when such amounts become known, but no later than ninety (90) days after issuance of the final tax bill.

                  (b) Seller shall have the right to contact tenants to reconcile CAM, taxes and other pass-throughs and additional rent with respect to the Property including delinquent rentals after the Closing Date and institute legal proceedings to collect such amounts, if necessary. Any such enforcement or collection efforts by Seller shall be at Seller's sole expense.

              (c) All amounts payable, owing or incurred in connection with the Property under the Contracts to be assumed by Purchaser under the Assignment and Assumption shall be prorated as of the Closing Date.

              (d) All utility deposits, if any, may be withdrawn by and refunded to Seller and Purchaser shall make its own replacement deposits for utilities as may be required by the respective utilities involved.

              (e) The Earnest Money (unless previously disbursed to Seller) shall be paid to Seller at Closing. Purchaser shall be entitled to a credit against the Purchase Price in the amount of the Earnest Money paid to Seller or credited against the Purchase Price, as the case may be.

              (f) All utility charges will be prorated to the Closing Date and Seller will obtain a final billing therefor and pay any amounts owing therein for the period prior to the Closing Date and Purchaser shall pay any amounts owing for the period on and after the Closing Date. To the extent that utility bills cannot be handled in the foregoing manner, they shall be prorated as of the Closing Date based on the most recent bills available and reprorated when such final bills become known but no later than ninety (90) days after the Closing Date.

              (g) A credit, if applicable, in accordance with Section 11(a) above.

              (h) Unless provided otherwise hereinabove, such other items as are customarily prorated in a purchase and sale of the type contemplated hereunder shall be prorated as of the Closing Date.

              (i) Each of the provisions of this Section 14 shall survive the Closing.

         15.  CLOSING COSTS.

              Seller shall pay: (a) the costs of recording any releases required to clear title to the Property, (b) the costs of the Survey, (c) the cost of state or county stamp tax, sales tax, documentary transfer tax or other tax imposed on the transfer of the Property, (d) Seller's attorneys' fees, and (e) one-half of all escrow and New York Style closing fees. Purchaser shall pay: (i) the costs of recording the deed, (ii) the costs of the Title Commitment and the Title Policy, including any endorsements or deletions thereto, (iii) Purchaser's attorneys' fees, and (iv) one-half of all escrow and closing fees.

         16.  POSSESSION.

              Possession of the Property shall be delivered to Purchaser at Closing, free and clear of all liens and claims other than Permitted Exceptions, in the same condition as it exists on the date of this Agreement, ordinary wear and tear excepted and except as provided in Sections 12 and 13 hereof. The Existing Tenant is the sole tenant of the Property. The Sun Leases are scheduled to expire on June 30, 2002 and the Closing shall be contingent upon the

Existing Tenant having vacated the Property substantially in accordance with the terms of the Sun Leases prior to Closing; provided, however, the parties agree that the date of the Closing shall be delayed in accordance with Line 9 of the Summary Statement until such time as the Existing Tenant shall have vacated the Property. In the event the transaction contemplated by this Agreement fails to close on or before August 1, 2002 due solely to the fact that the Existing Tenant has not vacated the Property substantially in accordance with the terms of the Sun Leases, then Purchaser shall receive as a credit at Closing an amount equal to interest calculated at the Imputed Interest Rate (defined below) on the amount of the Earnest Money theretofore paid to Seller from August 1, 2002 through the date of Closing. For purposes hereof, the Imputed Interest Rate shall be a per annum rate of interest equal to the rate of interest Escrow Agent was paying on the Earnest Money as of the Approval Date ("Imputed Interest Rate"). Purchaser shall have the right to inspect the Property within three (3) days prior to Closing to verify that the condition of the Property is as required under this Agreement. Subject to the terms of the Sun Leases, Seller shall exercise reasonable efforts to afford Purchaser reasonable access to the Improvements for purposes of inspecting and/or measuring the premises, it being understood and agreed that Purchaser shall not have the right to perform any construction or demolition work in or about any portion of the Property prior to the Closing Date.

              The Generator was installed by the Existing Tenant who may or may not be obligated to remove it from the Property pursuant to the Sun Leases. Seller covenants that it shall exercise reasonable efforts to cause the Existing Tenant to leave the Generator at the Property and to relinquish any and all right and title it may have thereto (and, to the extent feasible, to transfer title to the Generator directly to Purchaser); provided, however, Seller shall not be obligated to incur any expense or obligation or relinquish any rights it may have against the Existing Tenant (except the obligation of the Existing Tenant to remove the Generator) in order to effectuate same. As consideration for allowing the Existing Tenant to possibly leave the Generator at the Property, Seller shall have the right to require that the Existing Tenant agree to remove the Generator from the Property in the event this Agreement is terminated or the transaction contemplated hereby does not close for any reason. Seller shall exercise reasonable efforts to resolve this issue prior to the Approval Date; provided, however, it shall not be a condition of this Agreement that the Generator remain at the Property. Purchaser acknowledges that (1) as of the date of this Agreement, Seller may not have title or any rights to the Generator, (2) if Seller fails to obtain title thereto, all references to "Property" in this Agreement shall specifically exclude the Generator, and (3) notwithstanding anything contained in this Agreement to the contrary, Seller is making no representations or warranties with respect to title to or the condition of the Generator and all representations contained in the Agreement (including, but not limited to, those contained in Section 8) hereby specifically exclude the Generator.

         17.  DEFAULT.

              If Seller defaults hereunder and fails to cure such default within five (5) days after written notice of such default, or if the representations and warranties set forth in this Agreement shall not be true and correct in all material respects on the date of this Agreement and as of the Closing Date, Purchaser's sole remedy shall be to either (a) terminate this Agreement and receive a return of the Earnest Money, in which event each of the parties hereto shall be relieved of any further obligation to the other arising by virtue of this Agreement (except for obligations which are expressly intended to survive the termination of this Agreement), or (b) pursue specific performance of this Agreement. In no event shall Seller be liable for any actual, special, punitive, speculative or consequential damages, nor shall Seller's liability under any representation, warranty, covenant, agreement, proration, reproration, obligation or indemnity made hereunder or under any of the Closing Documents exceed $1,500,000 in the aggregate (the "Seller's Maximum Liability"). In the case of (a) above, Seller shall reimburse Purchaser for all actual, out-of-pocket costs, consisting of due diligence negotiation costs and costs of negotiating this Agreement, including reasonable attorneys' fees, but in no event shall Seller be liable for more than $75,000 for Purchaser's out-of-pocket expenses in the aggregate. None of Seller's partners, members, managers, officers, agents or employees shall have any personal liability of any kind or nature or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser waives for itself and for anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. If Purchaser defaults hereunder and fails to cure such default within five (5) days of written notice of such default, this Agreement shall terminate and Seller shall retain or receive the Earnest Money if the Earnest Money is still held in Escrow as liquidated damages in full settlement of all claims against Purchaser (with the exception of claims against Purchaser related to obligations which are expressly intended to survive the termination of this Agreement). The parties agree that the amount of actual damages which Seller would suffer as a result of Purchaser's default would be extremely difficult to determine and have agreed, after specific negotiation, that the amount of the Earnest Money is a reasonable estimate of Seller's damages and is intended to constitute a fixed amount of liquidated damages in lieu of other remedies available to Seller and is not intended to constitute a penalty. RETENTION OF THE EARNEST MONEY BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE, OR ANY SIMILAR PROVISION.

              PURCHASER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 17 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

              PURCHASER: ____________       SELLER: __________

         18.  NOTICES.

              Any notice, demand, request or other communication which either party hereto may be required or may desire to give under this Agreement shall be in writing and shall be deemed to have been properly given if (a) hand delivered (effective upon delivery), (b) sent by a nationally recognized overnight delivery service (effective one (1) business day after delivery to such courier for overnight service) or 20. sent by facsimile (effective upon confirmation of transmission), in each case, prepaid and addressed in accordance with Line 0 or Line 12 (as applicable) of the Summary Statement or to such other or additional addresses as either party might designate by written notice to the other party.

         19.  BROKERS.

              Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any brokers, finders or agents with respect to the transaction contemplated hereby other than the broker(s) set forth in Line 12 of the Summary Statement (collectively, the "Brokers"). Seller shall be responsible for payment of a brokerage commission to Commercial Property Services in the amount of one and three quarters percent (1.75%) of the Purchase Price out of the closing proceeds if and only if the transaction contemplated by this Agreement closes. Seller shall pay Grubb & Ellis a brokerage commission in accordance with a separate agreement. Each party agrees to indemnify, defend and hold harmless the other party, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation attorneys' fees and costs) incurred in connection with, or arising out of, claims for any broker's, agent's or finder's fees of any person claiming by or through such party other than Brokers. The obligations of Seller and Purchaser under this Section 19 Reference source not found. shall survive the Closing and the termination of this Agreement.

         20.  LEASING COSTS, MANAGEMENT FEES AND EMPLOYEES.

              Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses (collectively, "Leasing Costs") that are due and payable as of the Closing Date with respect to Leases in force as of or prior to Closing. On the Closing Date, Seller shall deliver evidence satisfactory to Purchaser that, unless expressly assumed by Purchaser in writing, any current management or leasing agreements for the Property have been terminated (or notice of termination given), and that the manager and any brokers have been paid all commissions or fees due and payable. Purchaser is not required to continue the employment of any employees of Seller or any property manager after the Closing Date. Seller shall satisfy all obligations to all employees, if any, employed by Seller or otherwise in the operation of the Property and provide Purchaser with evidence thereof satisfactory to Purchaser on the Closing Date.

         21.  "AS IS" SALE.

              (a) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN, PURCHASER ACKNOWLEDGES AND AGREES THAT IT WILL BE PURCHASING THE PROPERTY BASED SOLELY UPON ITS INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, AND THAT PURCHASER WILL BE PURCHASING THE PROPERTY "AS IS" AND "WITH ALL FAULTS", BASED UPON THE CONDITION OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, ORDINARY WEAR AND TEAR AND LOSS BY FIRE OR OTHER CASUALTY OR CONDEMNATION EXCEPTED AND THAT

     SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE PROPERTY. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES THAT, EXCEPT AS MAY OTHERWISE BE SPECIFICALLY SET FORTH ELSEWHERE IN THIS AGREEMENT, NEITHER SELLER NOR ITS CONSULTANTS, BROKERS OR AGENTS HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND UPON WHICH PURCHASER IS RELYING AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING BUT NOT LIMITED TO: (I) THE CONDITION OF THE LAND OR ANY IMPROVEMENTS COMPRISING THE PROPERTY; (II) THE EXISTENCE OR NON-EXISTENCE OF ANY POLLUTANT, TOXIC WASTE AND/OR ANY HAZARDOUS MATERIALS OR SUBSTANCES;
     (III) ECONOMIC PROJECTIONS OR MARKET STUDIES CONCERNING THE PROPERTY, OR THE INCOME TO BE DERIVED FROM THE PROPERTY; (IV) ANY DEVELOPMENT RIGHTS, TAXES, BONDS, COVENANTS, CONDITIONS AND RESTRICTIONS AFFECTING THE PROPERTY; (V) THE NATURE AND EXTENT OF ANY RIGHT OF WAY, LEASE, LIEN, ENCUMBRANCE, LICENSE, RESERVATION OR OTHER TITLE MATTER; (VI) WATER OR WATER RIGHTS, TOPOGRAPHY, GEOLOGY, DRAINAGE, SOIL OR SUBSOIL OF THE PROPERTY; (VII) THE UTILITIES SERVING THE PROPERTY; (VIII) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON; OR (IX) THE COMPLIANCE OF THE PROPERTY WITH ANY ZONING, ENVIRONMENTAL, BUILDING OR OTHER LAWS, RULES OR REGULATIONS AFFECTING THE PROPERTY. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE PROPERTY COMPLIES WITH THE AMERICANS WITH DISABILITIES ACT OR ANY FIRE CODE OR BUILDING CODE. As used herein, the terms "Hazardous Substances" and "HAZARDOUS MATERIALS OR SUBSTANCES" mean (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. (S)2601 et seq.; The Hazardous Materials Transportation Act, 49 U.S.C. (S)802; the Resource Conservation and Recovery Act, 42 U.S.C.
     (S)9601. et seq.; the Clean Water Act, 33 U.S.C. (S)1251; the Safe Drinking Water Act, 42 U.S.C. (S)300f et seq.; the Clean Air Act, 42 U.S.C. (S)7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively, "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil,

         (D) waste aviation or motor vehicle fuel and (E) asbestos. Purchaser acknowledges that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges that the information provided and to be provided with respect to the Property was obtained from a variety of sources, and that Seller (x) has not made any independent investigation or verification of such information and (y) makes no representations as to the accuracy or completeness of such information, except as provided herein. The provisions of this Section 21 shall survive the Closing Date.

         22.  OFFER AND ACCEPTANCE.

              Acceptance of the offer shall become effective only when Purchaser receives a fully executed copy of this Agreement.

         23.  MISCELLANEOUS.

              (a)  Time is of the essence of each provision of this Agreement.

              (b) This Agreement and all provisions hereof shall extend to, be obligatory upon and inure to the benefit of the respective heirs, legatees, successors and assigns of the parties hereto. Notwithstanding the foregoing, Purchaser shall not have the right to assign its interest in this Agreement without the express written consent of Seller, and in the event Seller consents to such assignment, Purchaser shall remain liable for, and the assignee shall assume, all obligations of Purchaser hereunder.

              (c) Except as provided herein, this Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby.

              (d) This Agreement shall be governed by and construed in accordance with the laws of the State described in Line 13 of the Summary Statement.

              (e) If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement and the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby.

              (f) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

              (g) From the date hereof through Closing, Purchaser and Seller shall jointly prepare and issue all releases of information relating to the sale of the Property, and any inquiries regarding the transaction contemplated hereby shall be responded to only after consultation with the other party hereto.

              (h) If either party institutes a legal action against the other relating to this Agreement or any default hereunder, the unsuccessful party to such action will reimburse the successful party for the reasonable expenses of prosecuting or defending such action, including without limitation attorneys' fees and disbursements and court costs. The obligations under this Section 23(h) shall survive the termination of this Agreement.

              (i) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

              (j) Exhibits B, D and E may be finalized, initialed by both parties and inserted into this Agreement after this Agreement is fully executed and prior to the Approval Date.

              (k) The Summary Statement attached to this Agreement is hereby incorporated herein and made a part hereof.

              (l) If, under the terms of this Agreement and the calculation of the time periods provided for herein, the Approval Date, the Closing Date or any other date to be determined under this Agreement should fall on Saturday, a Sunday, a legal holiday or other date on which banks located in Chicago, Illinois are not open for business, then such date shall be extended to the next business day.

              (m) A facsimile or photocopy signature on this Agreement, any amendment hereto or any notice delivered hereunder shall have the same legal effect as an original signature.

              (n) Prior to the Closing Date, the parties shall keep the terms of this Agreement confidential and shall not disclose such terms to any other parties without the other party's prior written consent, which consent shall be in each party's sole discretion; provided, however, that each party may, without obtaining such prior written consent, make such disclosures as may be required by applicable laws or agreements by which such party is bound, and to each such party's managers, members, officers, lenders, employees, attorneys, accountants, appraisers, insurance advisors, consultants and similar third party professionals.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PURCHASER:                          SELLER:

CREDENCE SYSTEMS CORPORATION,       TRANSWESTERN DIXON LANDINGS,
a Delaware corporation              L.L.C., a Delaware limited liability company

By:____________________________     By:_______________________________
Name:__________________________     Name:_____________________________
Its:___________________________     Title:____________________________


Date Offered:__________________     Date Accepted:____________________

                                    EXHIBIT A

                                Legal Description

Parcels C and D, so designated and delineated on the Parcel Map recorded June 6, 1983 in Book 513 of Maps, at pages 31 and 32, Santa Clara County Records.

EXCEPTING THEREFROM "one-sixteenth of all coal, oil, gas and other mineral deposits contained in said lands, as provided by an act of the Legislature, approved May 25, 1921 (Chapter 303, Statutes of California, 1921)" as reserved to the State of California according to the Patent by the State of California to W.J. Wadhams, recorded July 15, 1936 in Book 782, page 292, Official Records.

A.P. No.:  022-38-006 and 007
Arb No.:   022-30-14.05 and 19.06


EXCEPTING THEREFROM the following described real property: Commencing at the northwest corner of said Parcel C; Thence along the northerly line of said Parcel C, North 81 degrees 54 minutes 14 seconds East, 5.319 meters; Thence leaving said northerly line, South 05 degrees 43 minutes 40 seconds East, 53.868 meters; Thence South 05 degrees 07 minutes 35 seconds East, 60.032 meters to the westerly line of said Parcel C; Thence along said westerly line, North 08 degrees 05 minutes 15 seconds West, 113.775 meters to the point of commencement.

                                    EXHIBIT B

                List of Equipment, Fixtures and Personal Property

                                      None

                                    EXHIBIT C

                             Intentionally Deleted.

                                    EXHIBIT D

                                List of Contracts

1. Property Management and Leasing Agreement dated October 1, 1999 by and between Transwestern Dixon Landings, L.L.C., as Owner, and Transwestern Property Company West, L.L.C., as Property Manager.

2. Rooftop and Riser Management Agreement between Aegis Communications Management, L.L.C. and Transwestern Dixon Landing, L.L.C. dated as of January 1, 2002 (two separate agreements - one for each building).

                                    EXHIBIT E

                                List of Licenses

                                      None

                                    EXHIBIT F

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT is made and entered into on this _______ day of March, 2002, by and among Transwestern Dixon Landings, L.L.C., a Delaware limited liability company ("Seller"), Credence Systems Corporation, a Delaware corporation ("Purchaser") and First American Title Insurance Company ("Escrow Agent").

                                    RECITALS

         A. Seller and Purchaser have entered into that certain Real Estate Purchase and Sale Agreement dated as of March ___, 2002 ("Agreement"), providing for the sale by Seller of property commonly known as part of Dixon Landing, 1421 and 1355 California Circle, Milpitas, California ("Property").

         B. The parties wish to enter into this Escrow Agreement to provide for
(1) the holding and disposition of the earnest money under the Agreement, and
(2) the closing of the transaction contemplated by the Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. On or before _______________, 2002, Purchaser shall deliver to Escrow Agent funds in the amount of $500,000 (the "Initial Earnest Money"). Escrow Agent shall deliver to Purchaser an acknowledgment of receipt of a check or funds representing the Initial Earnest Money.

         2. If (a) Purchaser delivers to Escrow Agent on or before 5:00 p.m. (San Francisco Time) on the Approval Date (as defined in the Agreement), a notice that Purchaser has elected to terminate the Agreement pursuant to Section 10(a) of the Agreement ("Termination Notice") or (b) Purchaser fails to deliver to Escrow Agent on or before 5:00 p.m. (San Francisco Time) on the Approval Date a notice in the form of Schedule 1 attached hereto stating that Purchaser has elected to proceed with the transaction contemplated by the Agreement pursuant to Section 10(a) of the Agreement ("Notice to Proceed"), Escrow Agent shall promptly deliver to Purchaser the Initial Earnest Money, together with all interest earned thereon, and this Escrow Agreement shall terminate. If the Agreement has not been terminated or deemed terminated by Purchaser's failure to deliver its Notice to Proceed on or before the Approval Date, (a) Purchaser shall deliver to Escrow Agent on the Approval Date additional funds in the amount of $500,000 (such additional funds, together with the Initial Earnest Money, the "Earnest Money") and (b) Escrow Agent shall disburse to Seller all of the Earnest Money held pursuant to this Escrow Agreement on the business day next following the Approval Date and shall distribute to Purchaser all interest theretofore earned on the Earnest Money.

         3. Unless terminated pursuant to Paragraph 2 above, on or before the Closing Date (as defined in the Agreement, the "Closing Date"):

                  a. Seller will deposit or will cause to be deposited with the Escrow Agent one counterpart (except where otherwise noted) of each of the following documents:

                      (1)  Grant Deed executed by Seller (the "Deed");

                      (2)  Bill of Sale executed by Seller (the "Bill of Sale");

                      (3) Assignment and Assumption (of contracts, licenses, and intangibles) executed by Seller (the "Assignment and Assumption");

                      (4)  Non-Foreign Affidavit executed by Seller;

                      (5) Withholding exemption certificate for Real Estate Sales (Form 597-W) executed by Seller;

                      (5) Evidence of Seller's existence and authority to perform its obligations under the Agreement;

                      (6) Unless Purchaser has elected to assume Seller's management agreement, evidence of termination of such management agreement and payment of all management fees;

                      (6) A certificate executed by Seller recertifying the representations and warranties contained in the Agreement; and

                      (7) Such additional documents, including without limitation, escrow instructions consistent with the terms and conditions of the Agreement, as may be reasonably required by the Title Company to close the transaction in accordance with this Escrow Agreement.

                  b. Purchaser will deposit or will cause to be deposited the following documents:

                      (1) Purchaser's counterpart of the Assignment and Assumption executed by Purchaser;

                      (2) Wire transfer of funds in the amount required to close as shown on the Closing Statement, pursuant to the wire transfer instructions as shown on Schedule 2 attached hereto;

                      (3) A list of the "Permitted Exceptions" and other title matters Purchaser is willing to take the Property subject to, determined in accordance with the terms of Section 6 of the Agreement (the "Exception List"); and

                      (4) Such additional documents and funds, including without limitation, escrow instructions consistent with the terms and conditions of the

                       Agreement, as may be reasonably required of Purchaser to close the transaction in accordance with this Escrow Agreement.

                c. Purchaser and Seller (or their respective attorneys) will jointly deposit the following:

                      (1) Closing and Proration Statement (the "Closing Statement") (five originals); and

                      (2)  Transfer Tax Declarations, if applicable.

         4. When you have received all of the deposits listed in Section 3 above and when you are prepared to issue a First American Title Insurance Company ("Title Company") Owner's Policy of Title Insurance ("Title Policy") having an effective date as of the date the Deed is recorded, in the amount of the Purchase Price and insuring the title of Purchaser in the Property, subject only to those matters on the Exception List, you are then authorized and instructed to simultaneously proceed as follows:

                a. Record the Deed in the Official Records of Santa Clara County, California.

                b. Pay the disbursements as shown on the Closing Statement from the funds deposited by Purchaser.

                c. Deliver to Purchaser the Title Policy, the recorded Deed, the Bill of Sale, one original of the Assignment and Assumption, the certified rent roll, the 597-W, the Non-Foreign Affidavit, the Recertification of the representations and warranties, two original of the Closing Statement and copies of all other deposits.

                d. Deliver to Seller one original of the Assignment and Assumption, two originals of the Closing Statement and copies of all other deposits made hereunder.

         5. In the event all escrow deposits have not been received herein on or before 5:00 p.m. on the Closing Date or if Title Company is not prepared to issue the Title Policy or to comply with the other instructions contained herein on or before the Closing Date, you are hereby authorized and directed to continue to comply with this Escrow Agreement until you have received a written demand from any party hereto for the return of the deposits made hereunder by said party. Upon receipt of such demand, you are hereby authorized and directed to return to the party making such demand the deposits made by such party without notice to any other party and you may return all remaining deposits to the respective depositors thereof, except that, notwithstanding the terms hereof, (A) joint deposits shall be destroyed, and (B) the Earnest Money, together with interest earned thereon, shall be retained by you (to the extent same is still held in Escrow), until you receive a joint instruction executed by Purchaser and Seller. Notwithstanding the foregoing, if the Deed has been recorded, then prior to returning any deposits to Purchaser, you must receive and record a quit claim deed of reconveyance reconveying the Property to the grantor in the Deed deposited by Seller, and Title Company must be prepared to issue an owner's policy of title insurance in the amount stated herein insuring the title of Seller, free and clear of acts done or suffered by or judgments against Purchaser. Seller shall pay for the recording of the reconveyance deeds and the title policy.

                  6. Escrow Agent shall invest all funds held hereunder in such investments, or types thereof, as shall be designated in writing by Seller and Purchaser. If Seller does not designate any investments, then the funds shall be held by Escrow Agent in an interest bearing account, in a financial institution which has FDIC insurance covering up to $100,000 of such funds. Interest shall accrue to the benefit of Purchaser.

                  7. It is agreed that the Escrow Agent shall have no obligation or liability hereunder except as a depositary to retain the cash that may be deposited with it hereunder and to dispose of the same in accordance with the terms hereof. The Escrow Agent shall be entitled to rely and act upon any written instrument received by it from either party, and if a corporation, purporting to be executed by an officer thereof, and if a partnership, purporting to be executed by a general partner thereof and shall not be required to inquire into the authority of such officer or partner or the correctness of the facts stated in said instrument. By acceptance of this agreement, Escrow Agent agrees to use its best judgment and good faith in the performance of any of its obligations and duties under this Agreement and shall incur no liability to any person for its acts or omissions hereunder, except for those acts or omissions which may result from its gross negligence or willful misconduct. Upon disposition by the Escrow Agent, in accordance with the terms hereof, of the cash deposited with the Escrow Agent hereunder, the Escrow Agent shall be fully and finally released and discharged from any and all duties, obligations, and liabilities hereunder.

                  8. The Escrow Agent shall be reimbursed for any reasonable expenses incurred by it hereunder, including the reasonable fees of any attorneys that it may wish to consult in connection with the performance of its duties hereunder. Such compensation and expenses shall be paid and reimbursed to the Escrow Agent one-half by Purchaser and one-half by Seller.

                  9. In the event of a dispute between any of the parties hereto as to their respective rights and interests hereunder, the Escrow Agent shall be entitled to hold any and all cash then in its possession hereunder until such dispute shall have been resolved by the parties in dispute and the Escrow Agent shall have been notified by instrument jointly signed by all of the parties in dispute, or until such dispute shall have been finally adjudicated by a court of competent jurisdiction.

                  10. Any notice which any party may be required or may desire to give hereunder shall be deemed to have been duly given when personally delivered, against receipt therefore signed by the party to whom the notice is given, or with respect to any party other than the Escrow Agent, on the next business day if sent by overnight courier, or on the fourth business day after mailing by certified or registered mail, postage prepaid, addressed as set forth below, or to such other address as a party hereto may designate by a notice to the other parties. Any notice mailed, sent by facsimile transmission, or given to the Escrow Agent shall be deemed given only when received.

         Seller:              Transwestern Dixon Landings, L.L.C.
                              c/o Transwestern Investment Company, L.L.C.
                              150 North Wacker Drive, Suite 800
                              Chicago, IL  60606
                              Attention:  Randal S. Bessolo
                              Fax:  (312) 499-1901

         Purchaser:           Credence Systems Corporation
                              215 Fourier Ave.
                              Fremont, CA 94539
                              Attn:  Fred Hintz
                              Fax:  510.623.4705

         Escrow Agent:        First American Title Insurance Company
                              30 North LaSalle Street, Suite 310
                              Chicago, Illinois  60602
                              Attn:  Wayne Bennett
                              Tel:   312-917-7260
                              Fax:   630-799-8720


                  11. The Escrow Agent hereby consents and agrees to all of the provisions hereof, and agrees to accept, as Escrow Agent hereunder, all cash and documents deposited hereunder, and agrees to hold and dispose of said cash and documents deposited hereunder in accordance with the terms and provisions hereof.

                  12. This Escrow Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

                  13. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed the day and year first above written.

                                      SELLER

                                      TRANSWESTERN DIXON LANDINGS, L.L.C.

                                      By:_______________________________________
                                      Its:______________________________________


                                      PURCHASER

                                      CREDENCE SYSTEMS CORPORATION

                                      By:_______________________________________
                                      Its:______________________________________



ESCROW AGENT:

FIRST AMERICAN TITLE
INSURANCE COMPANY


By:________________________________
Its:  Authorized Agent

                         Schedule 1 to Escrow Agreement

                                NOTICE TO PROCEED

State of ________________________ )
                                  )     SS.
County of _______________________ )


         The undersigned, having been first sworn, does hereby affirm, depose and state that Credence Systems Corporation, as Purchaser under that certain Real Estate Purchaser and Sale Agreement dated ___________, 2002, providing for the sale of property located in Milpitas, California has elected to proceed with the Agreement pursuant to Section 10(a) thereof.

         IN WITNESS WHEREOF, the undersigned has executed this Affidavit on this ____ day of ___________, 2002.


                                            PURCHASER

                                            CREDENCE SYSTEMS CORPORATION

                                            By:______________________________
                                            Its:_____________________________

                         Schedule 2 to Escrow Agreement

                           WIRE TRANSFER INSTRUCTIONS

                            [LOGO OF FIRST AMERICAN]

                     FIRST AMERICAN TITLE INSURANCE COMPANY
                      Chicago National Commercial Division
           30 North LaSalle Street, Suite 310, Chicago, Illinois 60602
                  (312) 553-0471 (800) 333-3993 (Fax) 553-0480

Wire to: American National Bank and Trust Company of Chicago
                           120 South LaSalle Street
                           Chicago, Illinois 60602

ABA Number:                071000770

Account Name:              First American Title Insurance Company

Account Number:            5330408911

Reference:                 Attn: Jim McIntosh

                           Escrow No.       NCS- 576

                           Customer Ref:    Dixon Landing
                                            (Credence Systems)

                                   EXHIBIT G-1

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL
THIS GRANT DEED AND ALL
TAX STATEMENTS TO:

_______________________________

_______________________________

_______________________________

_______________________________


--------------------------------------------------------------------------------
                     (above Space for Recorder's Use Only)

                                   GRANT DEED

The undersigned grantor declares:

Documentary transfer tax is shown by an unrecorded separate affidavit pursuant to R&T code (S)11932

( X )  computed on full value of property conveyed, or
(   )  computed on full value, less value of liens and encumbrances remaining at time of sale.


       FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, TRANSWESTERN DIXON LANDINGS, L.L.C., a Delaware limited liability company ("Grantor"), hereby grants to CREDENCE SYSTEMS CORPORATION, a Delaware corporation ("Grantee"), the following described real property, together with all rights and privileges appurtenant thereto (the "Property") located in the City of Milpitas, State of California

                 SEE EXHIBIT 1 ATTACHED HERETO AND INCORPORATED
                            HEREIN BY THIS REFERENCE

                                     G-1-1

       IN WITNESS WHEREOF, Grantor has caused this Grant Deed to be executed as of the ______ day of ___________, 2002.

                                        GRANTOR:

                                        TRANSWESTERN DIXON LANDINGS, L.L.C.,
                                        a Delaware limited liability company

                                        By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________



STATE OF ILLINOIS          )
                           ) ss.
COUNTY OF _________        )


       On _________________, 2002, before me, _______________________, a Notary
Public in and for said state, personally appeared ______________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

       WITNESS my hand and official seal.

                                  _________________________________________
                                  Notary Public in and for said State

                                     G-1-2

                                    EXHIBIT 1

                              Legal Description for
                         1421 and 1355 California Circle
                              Milpitas, California


                                  See Attached

                                     G-1-3

                                   EXHIBIT G-2

                                  BILL OF SALE

       TRANSWESTERN DIXON LANDINGS, L.L.C., a Delaware limited liability company ("Seller"), in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, does hereby sell, assign, transfer, and set over to CREDENCE SYSTEMS CORPORATION, a Delaware corporation ("Purchaser"), the personal property described on Schedule 1 attached hereto, presently located on the real estate commonly known as 1421 and 1355 California Circle, Milpitas, California and legally described on Schedule 2 attached hereto ("Real Estate").

       Seller does hereby covenant with Purchaser that at the time of delivery of this Bill of Sale, the Personal Property is free from all encumbrances made by Seller and that Seller will warrant and defend the same against the lawful claims and demands of all persons claiming by, through or under Seller, but against none other. SELLER HEREBY DISCLAIMS, AND PURCHASER HEREBY WAIVES ANY AND ALL WARRANTIES OF MERCHANTABILITY OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PERSONAL PROPERTY BEING TRANSFERRED BY THIS INSTRUMENT.

       EXECUTED this _____ day of ____________, 2002.


                                SELLER:

                                TRANSWESTERN DIXON LANDINGS,
                                L.L.C., a Delaware limited liability company


                                By:__________________________________________
                                Name:________________________________________
                                Its:_________________________________________

                                     G-2-1

                           Schedule 1 to Bill of Sale

                                PERSONAL PROPERTY

                                     G-2-2

                           Schedule 2 to Bill of Sale

                                LEGAL DESCRIPTION

                                     G-2-3

                                   EXHIBIT G-3

                            ASSIGNMENT AND ASSUMPTION

       For and in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, TRANSWESTERN DIXON LANDINGS, L.L.C., a Delaware limited liability company ("Assignor") hereby sells, transfers, conveys, assigns and sets over unto CREDENCE SYSTEMS CORPORATION, a Delaware corporation ("Assignee"), the following described property (collectively, the "Assigned Property"):

       (1) All of Assignor's right, title and interest, as lessor, in and to all leases, licenses and other agreements (collectively, "Leases") to occupy all or any portion of the real estate commonly known as 1421 and 1355 California Circle, Milpitas, California, and legally described on Schedule 1 attached hereto (the "Property"), including without limitation, the Leases listed on
Schedule 2 attached hereto together with all rents due, or to become due under each such lease, license and agreement on or after the date hereof and all guaranties by third parties of the tenants' obligations thereunder; and

       (2) all refundable lease security deposits under the Leases (to the extent sums are being paid to Assignee on the date hereof); and

       (3) all of Assignor's right, title and interest in and to all those contracts, agreements, guarantees, warranties and indemnities, written or oral, affecting the ownership, operation, management and maintenance of the Property listed on Schedule 3 attached hereto (collectively, the "Contracts"); and

       (4) to the extent assignable, all of Assignor's right, title and interest in and to all (i) to the extent in Assignor's possession or control, plans, models, drawings, specifications, blueprints, surveys, engineering reports, environmental reports and other technical descriptions or materials relating in any way to the Property, and (ii) licenses, franchises, certificates, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals and the like from any federal, state, county, municipal or other governmental or quasi-governmental body, agency, department, board, commission, bureau or other entity or instrumentality affecting the ownership, operation or maintenance of the Property, including without limitation the items listed on
Schedule 4 attached hereto; and

       (5) to the extent assignable, all of Assignor's right, title and interest in and to all designs, plans, drawings, specifications, and other intangible property used by Assignor in connection with the ownership, operation and maintenance of the Property.

       Assignor does hereby covenant with Purchaser that at the time of delivery of this Assignment and Assumption, the Leases and Contracts are free from all encumbrances made by Assignor and that Assignor will warrant and defend the same against the lawful claims and demands of all persons claiming by, through or under Assignor, but against none other. Except as to the special warranty of title and any representation and warranty expressly set forth in the Real Estate Purchase and Sale Agreement dated _________________, 2002 between Assignor

                                     G-3-1
and Assignee, the Assigned Property is conveyed "as is" and Assignor makes no other warranty with respect thereto.

EXECUTED this ____ day of __________________, 2002.


                                 ASSIGNOR:

                                 TRANSWESTERN DIXON LANDINGS,
                                 L.L.C., a Delaware limited liability company



                                 By:_________________________________________
                                 Name:_______________________________________
                                 Its:________________________________________

                                     G-3-2

                                   ACCEPTANCE

       Assignee hereby accepts the foregoing assignment as of the date hereof and as of such date hereby assumes the performance of all the terms, covenants and conditions of the Assigned Property, including, without limitation, the obligation to return the refundable lease security deposits under the Leases to the extent the same are received as a credit at Closing, with respect to the period from and after the date hereof.

         Date:______________________, 2002.



                                            ASSIGNEE:

                                            CREDENCE SYSTEMS CORPORATION, a
                                            Delaware corporation


                                            By:___________________________
                                            Name:_________________________
                                            Its:__________________________

                                     G-3-3

                     Schedule 1 to Assignment and Assumption

                                LEGAL DESCRIPTION

                                     G-3-4

                     Schedule 2 to Assignment and Assumption

                                    RENT ROLL

                                      G-3-5

                     Schedule 3 to Assignment and Assumption

                                   CONTRACTS

                                     G-3-6

                     Schedule 4 to Assignment and Assumption

                                    LICENSES

                                     G-3-7

                                    EXHIBIT H

                           Disclosure of Lease Matters

                                      None

                                    EXHIBIT I

                              Intentionally Deleted

                                    EXHIBIT J

                RECERTIFICATION OF REPRESENTATIONS AND WARRANTIES

     The undersigned hereby certifies that each of the representations and warranties made in Paragraph 8 of that certain Real Estate Purchase and Sale Agreement dated __________, 2002 by and between the undersigned and Credence Systems Corporation is true, correct and complete as of the date hereof.

Dated ________________, 2002.


                                     TRANSWESTERN DIXON LANDINGS, L.L.C.,
                                     a Delaware limited liability company


                                     By:___________________________________

                                     Name:_________________________________

                                     Its:__________________________________

                                      J-1